Exhibit 99.2

Final Transcript

Customer: Seacoast Banking Corporation

Call Title: Second Quarter Earnings Conference Call

Confirmation Number: 47215366

Host: Dennis S. Hudson

Date: July 27, 2018

Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson – Chairman and CEO

Charles Shaffer – Chief Financial Officer

Juliette Kleffel – Community Banking Executive

David Houdeshell – Chief Risk Officer

Jeff Lee – Chief Marketing and Analytics Officer

ANALYSTS

Stephen Scouten – Sandler O’Neill

David Feaster – Raymond James

Michael Young – SunTrust

Steve Moss – B. Riley FBR

PRESENTATION

Operator: Welcome to the Seacoast Second Quarter Earnings Conference call. My name is Ellen, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. [Operator instructions.]

Before we begin, I’ve been asked to direct your attention to the statement contained at the end of the press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meanings of the Securities and Exchange Act and their comments today are intended to be covered within the meaning of that Act. Please note that this conference is being recorded.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

I will now turn the call over to Mr. Dennis Hudson, Chairman and CEO, Seacoast Bank. Mr. Dennis Hudson, you may begin.

Dennis Hudson: Good morning, and thank you everybody, for joining us today for our Second Quarter 2018 Conference call. Our press release which we released yesterday afternoon, after the market closed, and our investor presentation can be found on the investor portion of our website, under the title presentations. With us today is Chuck Shaffer, our CFO and Head of Strategy, who’s going to discuss our financial and operating results. Also with us today is Julie Kleffel, our Community Banking Executive, David Houdeshell, our Chief Risk Officer, and Jeff Lee, our Chief Marketing and Analytics Officer.

Our strong second quarter operating and financial performance show the impact of our continued execution of Seacoast’s balance growth strategy. We had solid loan originations and exited the quarter with a growing commercial pipeline and we announced the significant earnings accretive acquisition of First Green Bank expanding our position in Orlando. These, plus organic growth initiatives I will discuss, give us the momentum for further growth and value creation in the second half of 2018 and beyond.

Turning to the quarterly results, we grew adjusted net revenue, 15% to $63 million for the quarter, and achieved adjusted net income of $18.3 million up 44% from last year. We reported $0.38 in adjusted earnings per share, an increase of 31% year-over-year, driven by strong loan originations, continued year-over-year deposit growth and growth in non-interest income. Organic growth is a source of strength for Seacoast and we closed the first half on solid footing. Our consumer and small business originations were at record levels and we entered July with a commercial pipeline that was up 59% from the prior quarter.

As we onboard more bankers in the second half, we anticipate our commercial loan growth will return to a double digit rate. While we are pleased with the fundamentals of our business and execution of our strategy, several items impacted our quarterly results. In the aggregate, these items impacted our results by approximately $0.05 per share. Chuck will provide more detail on these charges, but I want to reiterate our underlying business model remains strong and our commitment to high credit quality and to preserving the granularity and diversity of our loan portfolio is a paramount.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Seacoast’s balance growth strategy is powered by investments to modernize how we sell and lower our cost to serve. On our last earnings call, I discussed the importance of deepening customer relationships and growing their value through innovation and analytics. I’m very pleased that during the second quarter, we went live with a new proprietary commercial banking portal. This platform gives our commercial lenders real time insights into how their customers interact with Seacoast’s products and services, providing the information to significantly expand their existing relationships.

At the same time, we upgraded our proprietary connections portal, giving our retail bankers and our 24/7 Florida based call center team members enhanced insights into customer sales and service opportunities. These tools will help drive further organic growth continuing the multiyear trend of growing our adjusted revenue per customer, which we’ve grown approximately 30% since introducing proprietary analytics and marketing automation investments in mid-2015.

Acquisitions that expand our footprint, strengthen our competitive position, grow our deposit base, and enhance earnings, are the other half of our balanced growth strategy. In June we announced the acquisition of First Green, an Orlando based bank with $730 million in assets. This acquisition features excellent economics and fortifies our position in the important Orlando market; where we are already at scale and hold the leading position among Florida based banks. Moreover, the acquisition increases the number of customers we serve in this market by nearly one-third.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

First Green will also serve as an extension of the Seacoast brand in the attractive Ft. Lauderdale market, leveraging our proven integration capabilities, we expect the deal to be highly accretive to earnings in 2019 and 2020 with a strong IRR of more than 25%. We are on track to close the deal in the fourth quarter and I’m thrilled to welcome First Green’s employees and customers to the Seacoast family.

Finally, let me thank Seacoast employees and welcome First Green employees. Our strong momentum is due to your outstanding execution of our balanced growth strategy. We are growing a great business and generating significant value for our Floridian neighbors and our shareholders. On behalf of all shareholders, I want to thank you all for your efforts.

In summary, we enter the second half of 2018 well positioned with key foundational elements in place to drive sustained profitable growth. Our pipelines are robust and will be supported by an expanded banking team and innovative customer centered investments. The acquisition of First Green provides yet another avenue of growth, taken together, we are confident in achieving our vision 2020 goals we set forth on our investor day back in 2017.

With that, I’d like to turn the call over to Chuck, who’s going to review our quarterly results. Chuck?

Charles Shaffer: Thank you, Denny. Thank you all for joining us this morning. As I provide my comments, I’ll reference the second quarter slide deck, which can be found at Seacoastbanking.com. I’ll start this morning on slide 5. We’re successfully executing our strategy across all business lines, adjusted net income grew 44%, year-over-year to $18.3 million, or $0.38 per diluted common share, we reported a 1.28% adjusted return on tangible assets and a 13.5% adjusted return on tangible common equity.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Additionally, we ended the quarter with tangible book value per share of $11.67. We continue to possess a healthy balance sheet and are delivering strong capital generation through our balanced growth strategy. Our robust capital standing positions us well for additional acquisition and organic growth opportunities. Highlights for the quarter, include another production record for consumer and small business originations. Our commercial banking business enters the third quarter with a record pipeline of $195 million which is a 59% increase from the first quarter. Additionally, as Denny mentioned, we launched our proprietary commercial portal software that’ll allow our bankers to significantly expand customer relationships by providing direct insights into commercial customer behaviors and needs.

Lastly, we announced the acquisition of First Green Bank Corp. which once closed gives us the opportunity to expand the banking relationships of another 10,000 customers across central and south Florida.

Turning to slide 6, a few notable items impacted the quarterly results. We experienced the $0.5 million slowdown in accretion from discounts on acquired loans quarter-over-quarter, while also facing elevated prepayments on our non-acquired loan portfolio which impacted loan growth by 3%. Without this increase and prepayments from the prior quarter, loan growth would’ve been 11% on an annualized basis. Additionally, we recognized $1.7 million in net charge-offs and $0.3 million in losses on other real estate owned during the quarter. The losses taken on OREO were to mitigate future expected expenses. In aggregate, these items impacted the quarter by approximately $0.05 per share. As we move through the rest of the slides, I’ll discuss these items in detail.

Turning to slide 7, we announced late last quarter the acquisition of First Green Bank Corp., which we expect to close in the fourth quarter. As Denny described, the acquisition expands our footprint in Orlando, Florida’s third largest MSA. We’re already at scale and the largest Florida based bank. We expect 10% plus EPS accretion in 2019 and 2020, a 25% plus internal rate of return, and the tangible book value dilution, will be earned back in less than one year.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Now, looking a little more deeply at the quarter, let’s move to slide 8, net interest income was up $0.4 million sequentially and the net interest margin was down 3 basis points from the prior quarter to 3.77%. As previously mentioned, the slowdown in accretion on purchase loans quarter-over-quarter impacted the margin by 4 basis points. Additionally, the margin was impacted by higher prepayments affecting loans outstanding and constraining an increase in the loan to deposit ratio. The increase in the cost of interest bearing liabilities of 9 basis points was in line with our expectation. If you remove the effect of the 4 basis slow-down in purchase accretion, the margin would have been 3.81%, an increase of 1 basis point from the prior quarter and in line with prior guidance.

We remain disciplined in loan pricing and deposit pricing. Our average add-on rates for new loans increased 21 basis points sequentially to 4.96% and are up 58 basis points from the second quarter of the prior year. During the quarter we implemented a new pricing methodology for our consumer and small business products and in these two segments we saw overall pricing increase 50 basis points from the prior quarter. Total deposit costs increased 6 basis points quarter-over-quarter and are up 22 basis points from the prior year. Looking to the third quarter we expect the net interest margin to be in the low 380s and then expand to the high 380s to low 390s by year end. This assumes that 25 basis point rate increase in September and December and the closing of the First Green transaction in October this year.

As a reminder, the First Green acquisition will increase our overall purchase discount, increasing recognized purchase loan accretion in the fourth quarter. This also assumes the cost of deposits increases approximately 5 basis points a quarter, in line with our re-pricing data expectations and includes approximately 15 to 20 basis points of non-cash accretion in the third quarter, and 20 to 25 basis points in non-cash accretion in the fourth quarter, which will remain variable as we move forward.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

We remain asset sensitive, a 25 basis point increase in the Federal fund rate results in approximately 3 to 4 basis point improvement in net interest margin, assuming a parallel shift in the yield curve, and excludes any impact from purchase loan accretion.

Moving one slide forward to slide 9. Adjusted non-interest income increased $0.4 million from the prior quarter and is up $2.3 million or 22% from the prior year. The sequential and year-over-year increase in non-interest income was primarily the result of strong performance in our SBA program, wealth management, and better performance across a number of fee related categories. We expect swap related income, SBA related income, and wealth management to continue to grow in the second half. Our wealth management team has made significant strides, growing assets under management $75 million in the last six months.

Moving to slide 10, adjusted non-interest expense was up $0.8 million sequentially, and up $2.7 million from the prior year. The increase was in line with our prior guidance and was the result of continued investments in talent and technology in the organization. We acquired two commercial banking team leaders, four commercial bankers, and made investments in roles to support scaling the organization. Also impacting non-interest expense, we granted 191,000 restricted shares, along with performance awards for up to an additional 356,000 shares upon meeting certain performance criteria. This investment was granted deep into the organization with the goal of providing meaningful value and ownership mentality to our associates for achieving our performance objectives.

We’ll maintain our disciplined focus on efficiency and expense management. In looking to the third quarter, we expect adjusted noninterest expense to be approximately $37.5 million, excluding the amortization of intangible assets, which is approximately $1 million per quarter and any one-time merger related charges associated with the First Green acquisition. We’ll continue to recruit commercial bankers in the second half, with a focus on adding personnel to accelerate organic growth in our expansion markets of Tampa and South Florida.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Moving to slide 11, our adjusted efficiency ratio improved nearly four percentage points from the prior year, but increased sequentially to 57.3% for the quarter. The quarter-over-quarter increase was a direct result of the notable items that we discussed on slide 6, impacting revenue, while making the investments we have discussed over the first half of the year. We remain confident and we are on track to achieve a below 50 efficiency ratio as we laid out in our vision 2020 plan.

Turning to slide 12, loan outstandings increased $77 million during the quarter, or 8% on an annualized basis. Excluding the loans added by last year’s bank acquisitions, organic loans grew 7% from the prior year. Looking forward, our growing and healthy pipelines led by the commercial segment, coupled with investments in commercial bankers and new technologies, have laid a foundation for continued loan growth. We’re actively investing in teams of bankers in Florida’s most attractive markets. Given our increased pipeline at the end of Q2, we expect loan originations to be robust in the third quarter. In quarter-to-quarter, we may see variations in the gross amount of loan prepayments, but taking a longer view, our target is double-digit loan growth.

Turning to slide 13, deposit outstandings declined $23 million quarter-over-quarter, or up $700 million from the prior year. The seasonal decline was expected and reflects the summer season in our Florida markets. Excluding the impact of acquired deposits, total deposits increased 5% year-over-year. Rates paid on deposits increased 6 basis points to 39 basis points quarter-over-quarter, approximately 2 basis points above our prior guidance. The 2 basis point increase reflects purposeful action taken to utilize broker time deposits and reduce Federal home loan bank advances due to more attractive rate and term. The overall cost of interest bearing liabilities increased 9 basis points which was in line with our expectation. In looking ahead, we expect year-over-year deposit growth of approximately 6% and we do expect deposit competition to remain aggressive. We believe we are well positioned to manage funding cost with a lower loan to deposit ratio and a value proposition that resonates with customers.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Turning to slide 14, our deposit beta continues to perform very well, reflecting the transactional nature of our deposit book. Looking back at the last four quarters, the federal funds rate increased 75 basis points and our deposit book re-priced 22 basis points. Non-interest bearing demand deposits represent 31% of the franchise. On the business side, our strategy of focusing on developing core C&I relationships, which bring funding and fee based products when compared to traditional CRE lending, and we operate a very competitive retail consumer model which continues to outpace the industry in growing customers. Given our franchise and innovative analytics toolset, we expect our deposit portfolio to continue to outperform when compared to like-size community banks.

Turning to slide 15, credit continues to benefit from a rigorous credit selection that emphasizes through the cycle orientation, builds on customer relationships, and well understood in known markets and sectors and as well as maintaining diversity of loan mix and granularity. Our overall allowance to total loans was up 1 basis point to 73 basis points at quarter-end. In the non-acquired loan portfolio, the ALLL ended the quarter at 88 basis points of loan outstandings, down 2 basis points from the prior quarter. Non-performing loans increased $6.9 million quarter-over-quarter, the result of a single credit transferred to non-accrual. This credit was originated prior to 2008.

Net charge-offs for the quarter was $1.7 million and looking back over the last four quarters, our annualized net charge-off rate was 9 basis points, in line with our prior guidance of 5 to 10 basis points. This line item will behave in an episodic manner as we’re coming off a period of near zero net charge-off rate, does not reflect a change in current credit conditions. Looking forward to 2019, we expect annualized net charge-offs of approximately 15 basis points as the economic cycle matures. The provision for loan losses will continue to be influenced by loan growth and net charge-offs.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Turning to slide 16, our capital position remains strong. The common equity tier one capital ratio was 14.5%. The total risk based capital ratio was 15.2% and the tangible common equity to tangible asset ratio was 9.6% at quarter-end, providing capital for additional growth in 2018.

To wrap up on slide 17, our fundamentals remain strong and set us up well for the balance of 2018. Although this quarter’s performance was impacted by a few select irregular items, our balance sheet position, strategy and momentum remain unchanged. We are making smart investments in technology and talent, we are operating in outstanding markets, and we’re confident we remain on track to meet our vision 2020 targets we laid out in early 2017. Tax reform and the First Green acquisition further bolstered our ability to achieve these targets. And as a reminder, our targets are return on tangible assets of 1.30% plus, return on tangible equity is 16% plus, and efficiency ratio below 50. I look forward to your questions.

I’ll turn the call back over to Denny.

Dennis Hudson: Thank you, Chuck. Operator we’d be happy to open the call up to a few questions.

Operator: Thank you. We will now begin the question and answer session. [Operator instructions.] Our first question is from Stephen Scouten from Sandler O’Neill.

Dennis Hudson: Good morning, Steve.

Stephen Scouten: Good morning. Denny, Chuck, appreciate the color here and all the information you gave. I’m curious just to follow up, Chuck, maybe on that discussion around the NIM and specifically on the deposit side. I know you said you expected maybe five bps of the cost of deposit pressure in the quarters moving forward, but I’m curious if you think that could be escalated even above what we saw this quarter, just given that we did see that level of pressure even in a quarter where much deposit growth wasn’t required, or is it just that your low loan and deposit ratio gives you enough room to still keep those levels in the range you’re speaking to.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Chuck Shaffer: Yes. I think the way to think about it is, this is the part of the season in the year where we enter the summer, and as you know, the deposit balances usually drop through this period. As we move through remainder of the year, we'll see growth back through non-interest bearing demand as well, and so you look back to Q1, where we had strong growth in DDA. We'll see that on the back half of the year.

So we're kind of at the bottom part of that cycle. But if you look out at the deposit competition, the way we've handled it is we continue to manage it on an exception basis. I think we've handled it very well. Our deposit cost increasing approximately 6 bips a quarter. I think we can continue to manage that over the next two quarters. It's certainly competitive, but we have a lower loan-to-deposit ratio, we're going to be selective on where we bring assets in. And we continue to focus on good core, C&I and good operating accounts. So I think the guidance is strong for the time being.

Dennis Hudson: We've intentionally perfectly positioned ourselves to perform as well as possible in this kind of environment that we're seeing. So I think you make a good point, Steve, and the liquidity that we maintain really has been very helpful.

Chuck Shaffer: Yes. I'll reiterate too, Stephen, as you think about that 2 basis points of the increase was, we looked at what we're getting in Federal Home Loan Bank advances and what we can get in brokered time, and we brought in some brokered time because we can get a longer-term and a lower rate. So part of the increase was a result of that. You look at overall increase in the cost of interest-bearing liabilities, it reflects that benefit and gave us a little more duration for higher rates looking forward.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Stephen Scouten: Yes. That makes sense. You guys have an advantage that not many banks like ever have. So that's helpful. On that competition side, I know you guys have spoken several months back about just beginning to see some of that competition increase from some of the bigger banks. Is that a phenomenon that's increased any over the last quarter? Is it largely just the community size banks that are starting to compete and run some of these specials? Or are those larger banks moving the needle at all in your markets?

Chuck Shaffer: We see the larger banks putting out some rates. The larger banks are a little more rational than some of the community banks. Where we see the bulk of the pressure is community banks with very high loan-to-deposit ratios that have to fund earnings growth. We're not in any way following those if we have customers that want to go out and get that, we're letting them go. But there is more competition for deposits today than there was a year ago.

Dennis Hudson: And again, really important to consider how we positioned ourselves in this environment, in an environment where the competition has real liquidity issues that they have to deal with and funding issues, and we find ourselves in the opposite position here. So it gives us a lot of flexibility in how we're going to be dealing with the environment as it kind of unfolds over the next year.

Stephen Scouten: Okay, that’s helpful. Maybe one more for me, and I'll let somebody else hop on. The pipeline growth looks like 30% growth in the pipeline quarter-over-quarter, which is phenomenal. Can you give us an idea of where that's coming from? Is there any sort of geography concentration from any of your newer markets? And maybe kind of how some of these newer lenders and teams you've been starting to add have been contributing to that pipeline so far? Or is that maybe still to come and provide incremental benefit from here?

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Dennis Hudson: Before I answer that, I want to make one other comment about our deposit funding. The First Green Bank acquisition is pending. We'll close that in October at this point. And when you look at the core funding in that organization, about 30% DDA mix in terms of overall deposit. So moving forward with that acquisition, they have a little higher deposit cost on average that impacts us. But when you look at the fundamental core deposit book in that bank, it's very, very valuable. In fact, as we looked ahead over other kinds of opportunities across the State of Florida, this pops up as a very valuable deposit book, which we've said all along is what drives our M&A work. Particularly, helpful to us in this position.

And when we looked at that, not only did they have that, but they're one of the larger banks left in Florida with a decent deposit book. So I just want to kind of reiterate that; that puts us in even stronger position as we get into 2018, with even better funding.

To answer your question on the pipeline improvement, I think we went through a little dip over the last couple of quarters and we're recovering from that in terms of pipeline. But moreover, we've continued to add resources with new folks, primarily in metro areas across the state, where we're finding great opportunities with very deep relationships with some old-line commercial borrowers out there and we're really excited about that.

I wouldn't attribute it to a particular change in anything that we've done. It's more just us getting our act together in some of the metro areas with more resources and beginning to build momentum as we look ahead. So kind of steady as she goes, I would say, in terms of our progress around where we're hunting for loans and new relationships across the state.

Stephen Scouten: Perfect. Denny, Chuck, I appreciate the color and the time as always.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Operator: Our next question is from David Feaster with Raymond James.

David Feaster: I'd like to follow-up on the competitive environment. I appreciate the color on the deposit front, but what are you seeing on the loan front? Where are you seeing any irrationality if any? Or more intense competition on pricing and structure? And maybe just overall thoughts on how the M&A in the state that we've seen could create disruption? And ultimately, opportunity for you to gain share on both loans and deposits as well as continued hiring.

Dennis Hudson: Yes. I always say that there's never been a time in my career where we haven't had irrational competition. I mean, it's just always there. And we just try. We built a loan process that is built to last through business cycles in the overwriting objectives, and the key part of that is maintaining discipline and consistency in how we approach the kinds of loans that we're looking for, and the kinds of relationships, as well as how we manage from a portfolio view around high levels of granularity and making sure credit selection is very focused.

When you do that in an increasingly competitive environment, you just do the best you can, basically, as we go through time. And we're very pleased with our results. I would say anecdotally, we certainly see a little more aggressiveness out there and we have to look at more deals as a result because we lose them all the time. Back to some of the recent M&A announcements. FCB was a pretty big competitor, particularly in South Florida. It's not a market we've been as—I'm talking Dade County—and some of the other markets that are in Tampa and the like. We haven't run into them too much for us, but definitely they were a more significant local competitor, and it will be interesting to see how that runs out.

I think it opens up tremendous opportunities for us to acquire maybe some great local lenders, particularly, in some of the metro areas. And I just like to invite any of them who are listening to the call today to give us a call. We'd love to talk to you and see if there is a good fit.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Chuck Shaffer: David, and maybe just a follow-up on the loan pricing. If you look at our quarter, we're averaged add-on rate of 4.96, it was up solidly and we're able to put into place, and particularly in our consumer and small business segment, given some of the speed at which we're delivering product there. We're able to get more in price. So we know we think we've held tight to our pricing expectations, and it's kind of masked by the NIM issue around purchase accretion this quarter. But solid growth and new origination yields quarter-over-quarter and continues to be a focus of ours.

Dennis Hudson: We think one of the benefits of the granularity is a little more control over pricing, if you think about it. And we definitely see that when you compare the level of competition on the larger C&I and certainly, in the CRE area, we're seeing tremendous competition in CRE. And fortunately, we don't focus a lot of our attention on the CRE side of what's going on in the state. We think our strategy that we've mapped out with this focus on granularity allows us greater ability to control pricing.

We're beginning to see that now, we're in an up environment, and we're being very thoughtful about how we deliver the kinds of risk-adjusted returns in those business lines, that we think we deserve as we go forward. So it's a key area of focus for us and I've said at the beginning of this year, internally, that we're going to grow margin based on better pricing as well as the volume side. We've put a lot of energy and effort into that with our credit folks, particularly, on the smaller credit side.

David Feaster: That's great color. Thank you. On the securities book, could you just talk about what your plans are there? Whether you expect to continue to wind that down, and maybe use the cash flow for maturing securities to fund some of the loan growth going forward?

Chuck Shaffer: Yes, that’s exactly the strategy. I think given where the yield curve is and where we are with rates right now, it's going to be a source of liquidity for loan growth.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

David Feaster: Where do you think that you'd like that to shake out? Is there any kind of target that you have?

Chuck Shaffer: No. Well, as we talked over the long run, our loan-to-deposit ratio target would be 90. And when you look out over the next couple of years, we think we get there with our expectations around loan growth. But it will be a blend of blending down the securities portfolio and driving up the loan book as we obviously, for obvious reasons, of getting more margin out of the balance sheet.

David Feaster: Last one from me. I'd like to hear some more about the commercial banking portal. It's, obviously, pretty early. It rolled out last month, but how's banker adoption been thus far? And have you seen any tangible results? Just how are things going early on?

Jeff Lee: Hi David, Jeff Lee. I will take that. I think the response from the bankers has been fantastic. They've had it, again, for about a month. And as you know, it's just taking advantage of all those insights we've developed at a customer level and making it a lot easier for the bankers to realize. We're seeing some quick wins, for sure. We have alerts and triggers where, maybe a deposit drop for the customer, and it's enabling that banker to reach out and try to keep the relationship with those customers. So, still early days, but the feedback from the bankers has been great.

And probably the last point on that is that it was really an upwelling from the bankers saying we want to sever our customers better. Help us get these insights, so we can serve our customers better. So we're really pleased with how we're out there, and we expect some really good results as we move forward.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Chuck Shaffer: And just looking back at our history, as we've talked in the past, we rolled out our connections portal for our retail and small business teams. That's three years into maturity now. Our second focus was to provide a set of analytics and data to the commercial bankers, and Jeff's teams rolled that out in the last 30 days. So we're excited about where that goes as it matures over the next 12 to 24 months.

Dennis Hudson: It's interesting, this quarter, our small business bankers really contributed nicely to some of our wealth growth. And we were able to actually see that a pretty healthy percentage of that impact came through the retail and small business banking portals that gave insights to those teams. So we're really pleased. We're beginning to see some momentum now come out of that at an even faster clip and we're kind of excited about and probably talk more about that in the next few quarters.

David Feaster: Great, guys. Thanks for the color.

Operator: The next question is from Michael Young with SunTrust.

Michael Young: I wanted to just start on the expense side. Obviously, made some investments on technology and in talent and lending. Can you give us a feel for maybe when that occurred in the quarter? And basically, the point of that is just kind of what the expense outlook is going forward? Or if you want to characterize it through efficiency ratio?

Chuck Shaffer: Yes. I would say the investments we made were right where we expected to be. All that was planned, as we talked about in Q1, and if you look at the guidance we provided for Q2, it was basically in line with that guidance. As I mentioned in my prepared comments, our target for Q3 is $37.5 million, and that does not include the amortization intangible or any merger-related expenses with First Green. But that's the way I think about sort of expenses for the third quarter.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

And then, obviously, moving into the fourth, when we close the First Green transaction in October, we'll have expenses coming in from that. But we continue to make investments and we'll make some investments here in the third quarter around commercial bankers. We've got a number of folks that we're bringing on. But $37.5 million is the adjusted non-interest expense target for the coming quarter.

Michael Young: And all of that's incorporating the future hiring, etc.?

Chuck Shaffer: It is.

Michael Young: And is most of this hiring is taking place more in Tampa since there hasn't been maybe the right M&A opportunity yet, as you look to grow there. Or are you kind of doubling down in existing markets where you already have decent market share?

Chuck Shaffer: It's been kind of mixed across the group. It's primarily Tampa and South Florida, Broward County and Southern Palm Beach County.

Dennis Hudson: When we look across the state in the markets that we're in today, we try to size up the opportunity, and try to balance the investments we're making in those markets and what we see is tremendous upside in the two markets that Chuck just mentioned. So we're looking to redeploy additional resources into those areas because we think that's where the opportunity is.

Michael Young: And then maybe just last on capital. You've kind of mentioned in the past, wanting to maintain a little dry powder for future M&A opportunities. But some of the subsidiary trust deferreds are creeping up in costs. Any opportunities there to kind of reduce some costs on some of those instruments? Or is that kind of on the back burner for a while?

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Chuck Shaffer: No. I think our view is it's still very low-cost capital, and we'll maintain that for the time being. And as you mentioned, our thoughts around capital at the moment are, there's still opportunities out there to grow through acquisition, and we want to maintain capital to be able to get that done over as we move forward into 2019.

Dennis Hudson: And I'll point out that that's something that can be adjusted—

Chuck Shaffer: Yes.

Dennis Hudson: Over time. And whether it be an acquisition or using other means and we're certainly aware of that. And we'll be able to do that at some appropriate point if we felt it was in alignment with our strategy.

Operator: And the next question is from Steve Moss with B. Riley FBR.

Steve Moss: Following up on the hiring here, I guess it feels like a little bit of an acceleration in terms of hiring. Any thoughts? A bit longer-term in terms of what continuing to 2019, any color around that would be helpful?

Chuck Shaffer: I think our thoughts around it right now are, we have First Green coming on that brings a lending team with it. We're excited about that team coming on. The most of the hiring we think will happen over the back half of this year. And ideally, we'll get the right bankers in the right markets in an expeditious way. So we're excited about building that out.

We think that market right now has opportunity in it and we see our pipeline’s grown. There's definitely demand and so we want to be able to capture the demand, so we'll continue to make investments. But I think it's a 2018 thing for now, and we're trying to set ourselves up here to have good strong growth moving into 2019.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

Steve Moss: Right. And as you look at loan growth, kind of in low double digits to low teens, looking from, obviously, more of an acceleration, are you thinking like mid-teens are a little bit better over the next 12 to 18 months?

Dennis Hudson: I think low double digits, low teens is the right way to think about it as we move forward, particularly, into '19.

Steve Moss: And then on the fourth quarter color for the margin, I probably could back into it, but what are you expecting for purchase accounting accretion?

Chuck Shaffer: Fourth quarter, I have 20. Right now, we modeled in 20 to 25 basis points and 15 to 20 basis points in Q3.

Steve Moss: And then lastly, on the nonaccrual this quarter, what kind of loan is it? And what do you think in terms of timeline for resolution?

Dennis Hudson: David, do you want to take that?

David Houdeshell: Yes. Hi Steve, this is David. So we had an isolated loan. It was a big-box store in one of our markets; the loan it was back in 2007. Really was over leveraged. We've been working it down. It's coming to term and the tenants reposition themselves as we've seen in other big-box stores across the macro markets.

Confirmation Number: 47215366

July 27, 2018 at 9:00 am Central Time

So we feel that this is isolated. It's a loan we can certainly handle. We've put it on nonaccrual to be conservative. It is still paying, it's current. We anticipate that to continue, but again, just given the nature of some of these big-box spaces that conservative approach I think is prudent.

Dennis Hudson: And just to reiterate, this was made prior to the great recession. And as we retooled our approach to loan granularity and other portfolio metrics, one of the many things that we change was we're not going to make any more investments or loans in single tenant type properties. So we don't see any similar things like this in the portfolio. So that's why we say, and can confidently say, it's isolated.

Operator: At this time, I'd like to turn the call back to Mr. Hudson for closing remarks.

Dennis Hudson: Thank you very much, everybody, for attending today. And we look forward to talking with you again at the conclusion of next quarter.

Operator: Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating. And you may now disconnect.